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                              FREDERICK W. BURFORD
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT Agreement (this "Agreement") is made and entered into this 6th day of May, 1999 by and between JCC Holding Company, a Delaware corporation (hereinafter, the "Company"), and Frederick W. Burford (hereinafter, "Executive").

                                   BACKGROUND

         Executive currently serves as the President of the Company. The Company desires to retain Executive as the President and Chief Executive Officer of the Company, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effective Date. This Agreement is effective retroactively to November 1, 1998 (the "Effective Date").

         2. Employment. Executive is hereby employed as the President and Chief Executive Officer of the Company. In such capacity, Executive shall have such responsibilities in accordance with the policies and objectives established by the Board of Directors of the Company, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. In his capacity as President and Chief Executive Officer of the Company, Executive will report directly to the Board of Directors.

         3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive's employment shall be for a term beginning on the Effective Date and ending December 31, 2000 (the "Employment Period"). Beginning on December 31, 2000 and on each December 31 thereafter, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either party may, by notice to the other given no later than the June 30 prior to the end of the then-current Employment Period, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

         4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful






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performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities hereunder.

         5. Compensation and Benefits.

            (a) Base Salary. During the Employment Period, the Company will pay to Executive an annual base salary in an initial amount to be determined by the Board of Directors, but in no event less than U.S. $260,000 ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time. The Compensation Committee of the Board of Directors of the Company shall review Executive's Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of the Company, may further increase Executive's Base Salary from year to year. The annual review of Executive's salary by the Compensation Committee of the Board of Directors (the "Committee") will consider, among other things, Executive's own performance and the Company's performance. The first annual review will be no later than December 31, 1999.

            (b) Annual Bonus. Executive's annual cash bonus for 1998 shall be $95,335, which amount was paid in March 1999. Executive's annual cash bonus for 1999 and years thereafter shall be based on corporate and/or individual performance criteria established annually by the Committee, with a target bonus of 50% of Base Salary for target performance ("Target Bonus") and appropriate collars to be established by the Committee for threshold or exceptional performance.

            (c) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, deferred compensation, savings and retirement plans, practices, policies and programs applicable generally to senior management personnel of the Company and its subsidiaries ("Peer Executives") from time to time, and on the same basis as such Peer Executives. Without limiting the foregoing, the Company will adopt a long-term compensation plan (the "LTIP") under which Executive will be granted each year during the Employment Period an equity-based award designed such that there is a reasonable expectation, upon achievement of applicable vesting criteria, of creating value for Executive over the life of the award in an amount approximately equivalent to 145% of his Base Salary in the year of grant. Such long-term incentive opportunity may be in the form of stock options, restricted stock or such other long-term incentives related to Company common stock as determined by the







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Committee from time to time. The LTIP and awards to Executive thereunder will be based on the assumption that the common stock of the Company will appreciate at an annual rate of 10% over the performance period, but no adjustment will be made in granted awards if this appreciation rate is not actually achieved. The LTIP will be designed and adopted by the Committee as soon as practicable after the Effective Date.

            To the extent that any incentive award to Executive consists of stock options, restricted stock or other equity-based awards in the nature of rights that may be vested and/or exercised ("Equity Awards"), the instruments evidencing such Equity Awards shall provide that in the event Executive's employment is terminated (i) by the Company for any reason other than for Cause, or (ii) by the Executive for Good Reason, or (iii) by reason of Executive's death, the award will continue to vest and/or become exercisable over the 18-month period immediately following Executive's Date of Termination (as defined hereinafter) unless the Date of Termination occurs within two years after the occurrence of a Change of Control, in which case such Equity Awards shall vest immediately as of the Date of Termination and shall remain exercisable over the 24-month period following the Date of Termination. The initial grant of awards to Executive under the LTIP is described on Exhibit A attached hereto.

            (d) Welfare Benefit Plans. During the Employment Period, Executive and Executive's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries from time to time (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent applicable generally to Peer Executives.

            (e) Prior Service Credit. Executive shall be given credit for 14 years of prior service with Harrah's Entertainment, Inc. ("Harrah's") for all purposes (other than for financial benefit accrual purposes) under the plans, programs, policies, agreements and practices covering Executive pursuant to this
Section 5, to the extent that any such plan, program, policy, agreement or practice permits prior service credit.

            (f) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business travel, entertainment and other expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its subsidiaries to the extent applicable generally to Peer Executives.

            (g) Vacation. During the Employment Period, Executive shall be entitled to up to four-weeks paid vacation in accordance with the plans, policies, programs and practices of the Company applicable generally to Peer Executives.

            (h) Automobile. During the Employment Period, the Company shall lease or buy (at the Company's option) an automobile for the exclusive use by Executive in and





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around New Orleans on Company business and for incidental personal use. The make and model of such automobile, and the financial terms of the lease or purchase, shall be as approved by the Chairman of the Board of the Company. It is intended that the automobile will be a mid-sized four-door sedan or similar vehicle. The Company will fully reimburse Executive for any income tax liability incurred with respect to the foregoing benefit.

            (i) Apartment Expenses. The parties acknowledge that, during the Employment Period, Executive will maintain his primary family residence in Memphis, Tennessee, and that he may be required to reside on an interim basis in New Orleans, Louisiana in order to fulfill his obligations under this Agreement. During the Employment Period, the Company shall reimburse Executive's rental and related maintenance fees and expenses for an apartment in New Orleans, Louisiana selected by Executive. In addition, during the Employment Period, the Company shall reimburse Executive's expenses for travel between Memphis and New Orleans and, if on any weekend Executive is unable for business reasons to return to Memphis, the Company will reimburse Executive for the expenses of travel to New Orleans for Executive's spouse and immediately family members. The Company will fully reimburse Executive for any income tax liability incurred with respect to the foregoing expense reimbursements (including income tax liability with respect to the tax gross-up payments).

            (j) Fringe Benefits. During the Employment Period, Executive shall be entitled to all other fringe benefits in effect for Peer Executives in accordance with the plans, practices, programs and policies of the Company and its subsidiaries.

         6. Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean:

            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which currently consists of the Class A and Class B stock of the Company (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control under this subsection (a): (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 40% or more of the Outstanding Company Voting Securities unless such acquisition results in such Person being the beneficial owner of 60% or more of the Outstanding Company Voting Securities,
(ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of subsection (c) of this Section 6; or



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            (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (c) Consummation of a reorganization, merger, consolidation or share exchange or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

         7. Termination of Employment.

            (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 16(f) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment





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with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean a mental or physical disability as determined by the Board of Directors of the Company in accordance with standards and procedures similar to those under the Company's employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Executive, as determined by the Board of Directors of the Company, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months or longer.

            (b) Termination by the Company. The Company may terminate Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                (i) the willful and continued failure of Executive to perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after good faith efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Chairman or the Board of Directors of the Company which specifically identifies the manner in which such Board or the Chairman believes that Executive has not substantially performed Executive's duties, or

                (ii) the willful engaging by Executive in illegal conduct; or

                (iii) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company; or

                (iv) the breach by Executive of the covenants contain in Section 11 of this Agreement.

         For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of such Board called and held for such purpose (after 30 days' notice is







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provided to Executive specifying the reason for termination hereunder and
Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

            (c) Termination by Executive. Executive's employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                (i) without the written consent of Executive, the assignment to Executive of any duties inconsistent with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly (not more than 30 days) after receipt of notice thereof given by Executive; or

                (ii) a reduction by the Company in Executive's Base Salary and/or benefits as in effect on the Effective Date or as the same may be increased from time to time, or the failure by the Company to increase Executive's Base Salary each year during the Employment Period by an amount which at least equals, on a percentage basis, the average percentage increase in base salary for Peer Executives; or

                (iii) the failure by the Company to honor all the terms and provisions of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly (not more than 30 days) after receipt of notice thereof given by Executive; or

                (iv) the purported termination of Executive otherwise than pursuant to the terms of this Agreement; or

                (v) any failure by the Company to comply with and satisfy
Section 15(c) of this Agreement; or

                (vi) any termination by Executive for any reason or no reason during the 30-day period beginning on the first anniversary of a Change of Control.

         Good Reason shall not include Executive's death or Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any good faith determination of Good Reason made by Executive shall be conclusive, but the Company shall have an opportunity to cure any claimed event of Good Reason (other than under clause (vi) above) within 30 days of notice from Executive and the Board's good faith determination of cure shall be binding. The Company shall notify Executive of the timely cure of any






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claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement.

            (d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 60 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder at a later date.

            (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination (which shall not be less than 30 days after the date of delivery of the Notice of Termination), (ii) if Executive's employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as the case may be, and (iii) if Executive's employment is terminated for any other reason, the date of receipt of the Notice of Termination, or any later date specified therein (which shall not be more than 60 days after the date of delivery of the Notice of Termination).

         8. Obligations of the Company upon Termination.

            (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive's services rendered prior to such termination:

                (i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    A. the sum of (1) Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of
         (x) Executive's Target Bonus (as defined in Section 5(b) for the year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of






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         days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) any accrued vacation pay to the extent not theretofore paid, and (4) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                    B. the amount equal to 200% (or 299% in the event the Date of Termination occurs within two years after the occurrence of a Change of Control) of the sum of (1) Executive's Base Salary in effect as of the Date of Termination, and (2) Executive's Target Bonus for the year in which the Date of Termination occurs (the "Severance Payment"); and

                (ii) for 18 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical and health insurance benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with Section 5(d) of this Agreement if Executive's employment had not been terminated (and Executive shall continue to be responsible for any cost thereof normally allocated to the employee); provided, however, that (A) post-termination insurance coverage provided pursuant to this provision shall offset any period of continuation coverage provided under COBRA applicable to such benefits, and (B) if Executive becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical and health insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

                (iii) as shall be set forth in the instruments evidencing such awards, all stock options and other equity-based awards in the nature of rights that may be vested and/or exercised ("Equity Awards") that are held by Executive as of the Date of Termination will continue to vest and/or become exercisable over the 18-month period immediately following the Date of Termination; provided, however that if the Date of Termination occurs within two years after the occurrence of a Change of Control, then all of Executive's Equity Awards shall vest immediately as of the Date of Termination and shall remain exercisable over the 24-month period following the Date of Termination; and

                (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including without limitation COBRA rights to the extent not fully offset (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").







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            (b) Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations (as defined in Section 8(a)(i)(A) above) and the timely payment or provision of Other Benefits (as defined in Section 8(a)(iv) above). Accrued Obligations shall be paid to Executive or Executive's legal representative, estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include, without limitation, and Executive or Executive's legal representative, estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability, if any, as are applicable to Executive on the Date of Termination.

            (c) Cause or Voluntary Termination without Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8(a)(i)(A) above, but excluding the pro-rata bonus described in clause 2 thereof) and the timely payment or provision of Other Benefits (as defined in Section 8(a)(iv) above).

                  (d) Expiration of Employment Period. If the Employment Period expires by reason of the Company's giving notice of non-renewal pursuant to
Section 3 of this Agreement, this Agreement shall terminate upon the expiration of the then-current term, including any prior extensions (the "Expiration Date"), without further obligations to Executive, other than for (i) payment of Accrued Obligations (as defined in Section 8(a)(i)(A) above, but excluding the pro-rata bonus described in clause 2 thereof), (ii) the timely payment to Executive of the actual bonus earned by him with respect to the last year of the Employment Period, (iii) the timely payment or provision of Other Benefits (as defined in Section 8(a)(iv) above), and (iv) payment or provision of the following severance benefits:

                    (A) the Company shall pay to Executive in a lump sum in cash within 30 days after the Expiration Date the amount equal to 100% of Executive's Base Salary in effect as of the Expiration Date (or 299% of such Base Salary in the event the Expiration Date occurs within two years after the occurrence of a Change of Control); and

                    (B) for 12 months after the Expiration Date (or 18 months after the Expiration Date if the Expiration Date occurs within two years after the occurrence of a Change of Control), the Company shall continue medical and health insurance benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with Section 5(d) of this Agreement if Executive's employment had not been terminated (and






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         Executive shall continue to be responsible for any cost thereof normally allocated to the employee); provided, however, that (A) post-termination insurance coverage provided pursuant to this provision shall offset any period of continuation coverage provided under COBRA applicable to such benefits, and (B) if Executive becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical and health insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which Executive may qualify, nor, subject to Section 16(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or its subsidiaries. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         10. Certain Additional Payments by the Company.

             (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the "Accounting







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Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Executive within 15 business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

             (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 15 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                 (i) give the Company any information reasonably requested by the Company relating to such claim,

                 (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                 (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         11. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, Harrah's or any of their respective affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

         12. Full Settlement; Partial Security for Payment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. As partial security for the Company's obligations under this Agreement, and without limiting Executive's ability to enforce all of his rights under this Agreement, the Company will purchase on or before the Effective Date an irrevocable stand-by letter of credit (the "LOC") in favor of Executive in an amount equal to one times his Base Salary as in effect on the Effective Date. The LOC shall by its terms provide for prompt payment to Executive of any amount due under this Agreement (up to the LOC limit) upon no condition other than receipt (by facsimile or otherwise) by the LOC issuer of a signed notice from Executive that such amount is past due.

         13. Costs of Enforcement. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).

         14. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

         15. Assignment and Successors.

            (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            16. Miscellaneous.

                (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                (c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

                (d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

                (e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Tennessee shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                (f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:


                To Company:    JCC Holding Company
                               512 South Peters Street
                               New Orleans, Louisiana  70130
                               Attention: Corporate Secretary

                To Executive:  Frederick W. Burford
                               350 Bluff Ridge Cove
                               Cordova, Tennessee 38018

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                (g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.


                                  JCC HOLDING COMPANY


                                  By:    /s/ Colin V. Reed
                                         ---------------------------------------
                                         Colin V. Reed
                                  Title: Chairman of the Board of Directors


                                  EXECUTIVE:


                                  /s/ Frederick W. Burford
                                  ----------------------------------------------
                                  Frederick W. Burford

                                    EXHIBIT A

                 INITIAL GRANT OF AWARDS TO EXECUTIVE UNDER THE
                            LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARDS

NUMBER OF SHARES:         55,000 shares

VESTING SCHEDULE:         Fully vested as of January 1, 2003, subject to earlier
                          vesting in accordance with the following schedule, where:
                          Goal #1 = completion of casino and garage on time and
                                    on budget;
                          Goal #2 = Phase I and Phase II completed for 2nd floor
                                    by November, 2000; and
                          Goal #3 = construction and facility leasing of Fulton
                                    Street substantially complete by November 1, 2001.

Percent of shares with respect to which restrictions lapse early upon attainment of Goal:


Goal #1                      Goal #2                    Goal #3
-------------------------- -------------------------- --------------------------

33%                          33%                        34%




STOCK OPTION GRANTS

NUMBER OF OPTIONS:        115,000
EXERCISE PRICE:           $3.625 (fair market value as of grant date)
VESTING SCHEDULE:         January 1, 2003, subject to earlier vesting in
                          accordance with the following schedule (where Average
                          Share Price means the average price per share of JCC
                          Holding Company common stock over any 20 trading days in a 30 consecutive trading day period)


                Cumulative Percentage
               of Option Shares Vested                                  Average Share Price
               -----------------------                                  -------------------
                          20%                                                   $ 5.00
                          40%                                                   $ 6.00
                          60%                                                   $ 7.00
                          80%                                                   $ 8.00
                         100%                                                   $ 9.00